Exhibit 10.2

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of January 16, 2013, is made by and among MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership, as administrative agent (“Agent”), the Lenders set forth on signature pages hereto (each a “Lender”, and collectively the “Lenders”), and POLYMEDIX, INC., a Delaware corporation (“Parent”), and POLYMEDIX PHARMACEUTICALS, INC., a Delaware corporation (“PYMX” and together with Parent, individually and collectively referred to herein as “Borrower”).

RECITALS:

A. Borrower, Agent, and the Lenders are parties to that certain Loan and Security Agreement, dated as of April 5, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), subject to the terms and conditions of which the Lenders have made certain loans and other financial accommodations to Borrower (except to the extent defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Loan Agreement);

B. Pursuant to the Loan Agreement and the other Loan Documents, the Lenders made certain loans and other extensions of credit available to Borrower, and Borrower has granted to Agent, for its benefit and the benefit of the Lenders, liens on and security interests in certain Collateral (as defined in the Loan Agreement);

C. The outstanding balance of the Obligations to Agent and the Lenders as of January 9, 2013 includes, without limitation, principal under the Term Loan and accrued but unpaid interest as of such date in the aggregate amount of $18,057.77, totaling $6,818,057.77, plus all interest accruing after such date, costs and expenses owing to or incurred by Agent and the Lenders in connection with the Loan Documents, this Agreement, and the transactions contemplated hereby and thereby, including, without limitation, legal fees, costs and expenses to be reimbursed pursuant to the Loan Documents, all of which constitute part of the Obligations and are more particularly described in the Loan Documents; and

D. Lenders have been advised that Borrower’s cash position has deteriorated since the Closing Date (the “Stated Event”), that Borrower is pursuing several strategic alternatives, including raising additional capital through the sale of equity securities or through a strategic partnership in order to, among other reasons, remedy the Stated Event, and that it is expected to take at least 45 days from the date hereof for Borrower to consummate any such transaction.  As a result, Borrower has requested that Agent and Lenders make certain accommodations for Borrower, as described more fully herein, to permit Borrower to complete such fundraising activities.  Agent and Lenders are willing to provide such limited accommodations so long as Borrower grants Agent, for its benefit and the benefit of the Lenders, a security interest in Borrower’s Intellectual Property, subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. RECITALS.  The recitals to this Agreement are incorporated herein as a part of this Agreement.

2. DEFINITIONS.  The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(i) “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

(ii) “Claims” shall have the meaning set forth in Section 10(a).

(iii) “Fundraising Event” means the consummation, after the date of this Agreement, of one or more transactions which result in at least $18,500,000 in aggregate net proceeds (after deducting investment banking fees) paid to Borrower without any obligation to further distribute such proceeds to third parties, whether through the sale of equity securities or through nonexclusive licensing or another strategic partnership that is expressly permitted under the terms of Loan Agreement.

(iv) “Fundraising Period” means the period commencing on the date hereof and ending on the Fundraising Termination Date.

(v) “Fundraising Termination Date” means March 2, 2013.

(vi) “Releasees” shall have the meaning set forth in Section 10(a).

(vii) “Releasors” shall have the meaning set forth in Section 10(a).

(viii) “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

3. ACKNOWLEDGMENT.  Borrower hereby acknowledges, agrees and reaffirms that:

(a) This Agreement shall be a Loan Document for all purposes of the Loan Agreement and the other Loan Documents;

(b) The Stated Event has occurred;

(c) Neither Agent nor any of the Lenders have, as of the date of the execution of this Agreement, delivered to Borrower any notice of an Event of Default or any notice declaring the Obligations immediately due and payable.

(d) Neither Agent nor any of the Lenders have, as of the date of execution of this Agreement, expressly or impliedly waived any Default or Event of Default that may exist under the Loan Documents, nor have the Agent’s and Lenders’ rights to declare any Event of Default lapsed or expired by reason of this Agreement, the passage of time or any other event or circumstance;

(e) Agent, for its benefit and the benefit of the Lenders, maintains valid, properly perfected, fully enforceable security interests in, and liens on, all of the Collateral, which such security interests and liens are paramount in priority and interest to all other liens and security interests, if any, of any other parties relating to the Collateral except as expressly stated in the Loan Documents;

(f) The Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Agent and the Lenders against Borrower subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally.  Borrower reaffirms its obligations under the Loan Documents (as may be amended by this Agreement) including, without limitation, the Obligations.  Borrower also agrees that it shall not dispute the validity or enforceability of this Agreement, the Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or extent of Agent’s and the Lenders’ security interest in, and lien on, any Collateral in any judicial, administrative or other proceeding, either during or following the termination or expiration of the Equity Raise Period;

(g) Nothing contained in this Agreement shall, at any time, require the Lenders to make loans or other extensions of credit to Borrower, and any such obligations of the Lenders shall be governed only by, and shall remain subject only to, the terms of the Loan Documents; and

4. LIMITED ACCOMMODATION.

(a) During the Fundraising Period, each of Agent and the Lenders hereby agrees that it will not deliver notice of an Event of Default to Borrower or declare all Obligations to be immediately due and payable based on the facts actually known to Agent and the Lenders as of the date of execution of this Agreement (including, without limitation, the Stated Event), or otherwise exercise any of their rights and remedies under the Loan Documents, so long as from and after the date hereof no other Default or Event of Default shall have occurred and be continuing; provided that, for the avoidance of doubt, Borrower agrees and acknowledges that an Event of Default under Section 8.1 of the Loan Agreement that occurs after the date of this Agreement shall not be based on any fact actually known to Agent and the Lenders as of the date of execution of this Agreement.

(b) Borrower agrees that any breach of the covenants set forth in this Agreement by Borrower will constitute an immediate Event of Default under the Loan Documents.

(c) The agreements of Agent and the Lenders herein are further expressly subject to and conditioned upon Borrower’s strict compliance with each and every term and provision of this Agreement and Borrower’s strict compliance with each and every term and provision of the Loan Documents.

(d) Upon the breach by Borrower of any provision of this Agreement, or an Event of Default under the Loan Documents (other than an Event of Default based on facts known to Agent and the Lenders as of the date of execution of this Agreement, including, without limitation, the Stated Event), the provisions of Section 4(a) above shall terminate; provided that, for the avoidance of doubt, Borrower agrees and acknowledges that an Event of Default under Section 8.1 of the Loan Agreement that occurs after the date of this Agreement shall not be based on any fact actually known to Agent and the Lenders as of the date of execution of this Agreement.

(e) Borrower acknowledges and agrees that Agent and the Lenders shall be under no obligation to extend the Fundraising Termination Date.

5. AMENDMENTS TO LOAN AGREEMENT.  The Loan Agreement is hereby amended as follows:

(a) Section 6.7 of the Loan Agreement is hereby amended by deleting it in its entirety and restated is to read as follows:

“6.7           Protection of Intellectual Property Rights.  Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property.  All Intellectual Property of Borrower is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.  Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property.  Borrower shall at all times conduct its business without knowingly infringing on any Intellectual Property rights of others.  Borrower shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Agent in writing of material infringements of its Intellectual Property; and (c) not allow any Material Intellectual Property (or, for so long as Agent has a perfected Lien on Borrower’s Intellectual Property, any Intellectual Property) to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent.

During any period in which the Collateral includes Intellectual Property, (i) if Borrower (A) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (B) applies for any patent or the registration of any trademark or servicemark, then Borrower shall promptly provide written notice thereof to Agent and shall execute such IP Agreements and other documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in, and Lien on, favor of Agent, for the ratable benefit of Lenders, in such property, (ii) if Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an IP Agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in, and Lien on, favor of Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such IP Agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office, and (iii) Borrower shall promptly provide to Agent copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the IP Agreement necessary for Agent, for the ratable benefit of the Lenders, to perfect and maintain a first priority perfected security interest in, and Lien on, such property.”

(b) Section 14 of the Loan Agreement is hereby amended by adding the definition of “IP Agreement” thereto in alphabetical order to read as follows:

““IP Agreement” means, collectively, any Intellectual Property security agreements executed and delivered by Borrower to Agent for filing with the United States Patent and Trademark Office and/or the United Stated Copyright Office.”

(c) Exhibit A that is attached to the Loan Agreement and referenced in the definition of “Collateral” is hereby amended to delete the following language therefrom:

“Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property of any Loan Party, whether now owned or hereafter acquired, except to the extent that it is necessary under applicable law to have a Lien and security interest in any such Intellectual Property in order to have a perfected Lien and security interest in and to IP Proceeds (defined below), and for the avoidance of any doubt, the Collateral shall include, and Agent shall have a Lien and security interest in, (i) all IP Proceeds, and (ii) all payments with respect to IP Proceeds that are received after the commencement of a bankruptcy or insolvency proceeding.  The term “IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of any Loan Party, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of any Loan Party (including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Loan Party and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of a Loan Party).

Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and Lenders’ prior written consent.”

6. REAFFIRMATION OF SECURITY INTERESTS; ADDITIONAL COLLATERAL.

(a) Borrower hereby reaffirms Agent’s security interest, for its benefit and the benefit of the Lenders, in the Collateral described on Exhibit A to the Loan Agreement.

(b) Each Borrower further hereby grants to Agent, its benefit and the benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and Lien on, and pledges to Agent, for its benefit and the benefit of the Lenders, all Intellectual Property of such Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Borrower hereby authorizes Agent to file financing statements or amendments to previously filed financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and each Lender’s security interest in and Lien on all Intellectual Property of such Borrower.  Without limiting the generality of Section 6.11(a) of the Loan Agreement, each Borrower agrees to execute one or more IP Agreements describing such Borrower’s Intellectual Property and to take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in and Lien on  the Intellectual Property.

(c) Without limiting the generality of Section 8(c) of this Agreement, Borrower hereby reaffirms each of the representations and warranties set forth in Section 5.2(d) of the Loan Agreement as of the date of this Agreement and specifically represents that Schedule 5.2(d) to the Loan Agreement, attached hereto as Annex A, is true and correct in all respects as of the date of this Agreement and with respect to all Intellectual Property (including, without limitation, Non-Material Intellectual Property).

(d) Upon completion of a Fundraising Event by 5:00 P.M. (Eastern prevailing time) on the date that is two (2) Business Days prior to the date on which Agent (or its designee) forecloses on the Intellectual Property, Agent and Lenders agree to (i) release the security interest in and Lien on all Intellectual Property of Borrower, but not the IP Proceeds, (ii) amend any financing statements filed by Agent against any Debtor to exclude from the description of “Collateral” set forth thereon Borrower’s Intellectual Property, but not the IP Proceeds, (iii) amend Section 6.7 and Exhibit A of the Loan Agreement to revert back to the text of such section and exhibit as in effect immediately prior to the effectiveness of this Agreement, and (iv) terminate all IP Agreements.

7. CONDITIONS TO THIS AGREEMENT.  In addition to the other provisions set forth in this Agreement, the agreements of Agent and the Lenders under Section 4(a) are expressly subject to and conditioned upon the continual compliance by Borrower with the following terms, conditions and provisions:

(a) This Agreement shall have been executed by Borrower;

(b) Borrower shall have delivered to Agent an executed IP Agreement (as defined in Section 5 of this Agreement) in the form attached hereto as Annex B;

(c) During the Fundraising Period, Borrower shall continue to perform and comply with each term, condition and provision of this Agreement and the Loan Documents and no Default or Event of Default or other breach or default under this Agreement, the Loan Agreement or any other Loan Document shall occur;

(d) Borrower shall pay, upon receipt of written invoices, all reasonable legal fees and expenses incurred in connection with the preparation, drafting, negotiation and enforcement of this Agreement;

(e) All of the warranties and representations of Borrower contained herein shall be true and correct in all material respects; and

(f) Agents shall have received copies of resolutions or written consents of the board(s) of directors of Borrower authorizing the execution and delivery and the consummation of the transactions contemplated by this Agreement and all other documents or instruments to be executed and delivered in conjunction herewith certified by the Secretary of Borrower as of the date hereof.

8. REPRESENTATIONS AND WARRANTIES.  All of Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by Agent and the Lenders.  Borrower represents and warrants that:

(a) The execution and delivery of this Agreement and the performance by Borrower of its obligations hereunder are within Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the charter(s) or by-laws of Borrower.  This Agreement has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally;

(b) Borrower has read and understands the contents of this Agreement and has had an opportunity to review and consider the terms of this Agreement with counsel of its choice.

9. RESERVED.

10. RELEASES; INDEMNITIES.

(a) In further consideration of the execution of this Agreement by Agent and the Lenders, Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of Borrower and any debtor-in-possession with respect to Borrower), assigns, subsidiaries and affiliates, (collectively, the “Releasors”), hereby forever release Agent, the Lenders and each of their successors, assigns, parents, subsidiaries, affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions, causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”) that Releasors may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Agreement was executed including, without limitation, with respect to the Obligations, any Collateral, the Loan Documents, or any third parties liable in whole or in part for the Obligations.  This provision shall survive and continue in full force and effect whether or not (i) Borrower shall satisfy all other provisions of this Agreement or the Loan Documents, including payment in full of all Obligations, (ii) this Agreement otherwise is terminated, or (iii) the agreements of Agent and the Lenders under Section 4(a) cease pursuant to this Agreement.

(b) Releasors hereby agree to indemnify and hold the Releasees harmless with respect to any and all liabilities, claims, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulations or common law principles arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Loan Documents, this Agreement or any other document executed in connection herewith.  The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the Loan Documents.

11. ACKNOWLEDGMENT OF VALIDITY AND ENFORCEABILITY OF LOAN DOCUMENTS.  Borrower expressly acknowledges and agrees that the Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Agent and the Lenders against Borrower, and expressly reaffirms its obligations under the Loan Documents (as amended by this Agreement), including, without limitation, the Obligations.  Borrower further expressly acknowledges and agrees that Agent has, for its benefit and the benefit of the Lenders, a valid, duly perfected, fully enforceable security interest in and lien on the Collateral except as otherwise expressly stated in the Loan Documents (as amended by, without limitation, this Agreement).  Borrower agrees that its shall not dispute the validity or enforceability of this Agreement, the Loan Documents or any of their obligations thereunder, or the validity, priority, enforceability or extent of Agent’s security interest in, or lien on, any Collateral, for its benefit or the benefit of the Lenders, in any judicial, administrative or other proceeding, either during or following the termination or expiration of the Fundraising Period.

12. AMENDMENTS.  No amendment or modification of any provision of the Loan Agreement (including as amended hereby) shall be effective without the written agreement of Agent, the Lenders and Borrower, and no termination or waiver or any provision of this Agreement, or consent to any departure by Borrower from such provisions, shall in any event be effective without the written concurrence of Agent and the Lenders.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13. NO WAIVER.  The failure of Agent or the Lenders at any time to require strict performance by Borrower of any provision or term of the Loan Documents or this Agreement shall not waive, affect or diminish any right of Agent or the Lenders thereafter to demand strict compliance and performance therewith.  Any suspension or waiver of any Event of Default by Agent or the Lenders shall not, except as may be expressly set forth herein, suspend, waive or affect any other  Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Loan Documents, and no Event of Default, shall be deemed to have been suspended or waived by Agent or the Lenders unless such suspension or waiver is (a) in writing and signed by Agent and the Lenders, and (b) delivered to Borrower.

14. SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon Borrower, and its successors and assigns.

15. LIMITATION ON RELATIONSHIP BETWEEN PARTIES.  The relationship of Agent and the Lenders, on the one hand, and Borrower, on the other hand, has been and shall continue to be, at all times, that of creditors and debtors and not as joint venturers or partners.  Nothing contained in this Agreement, any instrument, document or agreement delivered in connection herewith or in the Loan Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.

16. NO ASSIGNMENT.  This Agreement shall not be assignable by Borrower without the written consent of Agent.  Agent and the Lenders may freely assign to one or more Persons all or any part of, or any participation interest in, the rights and benefits of Agent or any Lender hereunder.

17. SECTION TITLES.  The Section titles contained in this Agreement are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement among the parties.

18. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.  Section 11 of the Loan Agreement shall apply to this Agreement in all respects as if set forth herein in its entirety.

19. NOTICES.  All notices, requests and demands to or upon a party hereto to be effective shall be in writing and shall be sent to the addresses and by the means specified in the Loan Documents.

20. EXECUTION IN COUNTERPARTS/FACSIMILE.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, .pdf or other electronic signatures shall be binding on the parties.

21. INTEGRATION.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof, provided, however, that except as expressly modified herein the Loan Documents shall remain in full force and effect in accordance with their respective terms and conditions.

22. TIME OF ESSENCE.  Time is of the essence in this Agreement and the Loan Documents.

*  *  *  *  *  *

[signatures follow]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, the undersigned have duly executed this Agreement under seal as of the date first written above.

BORROWER:	POLYMEDIX, INC., a Delaware corporation By: Edward F. Smith (SEAL) s/ Edward F. Smith Vice President, Chief Financial Officer and Secretary
POLYMEDIX PHARMACEUTICALS, INC., a Delaware corporation By: Edward F. Smith (SEAL) s/ Edward F. Smith Vice President, Chief Financial Officer and Secretary

AGENT:

MIDCAP FINANCIAL SBIC, LP,
a Delaware limited partnership
By:        MIDCAP FINANCIAL SBIC GP, LLC, a Delaware limited liability company
Its:        General Partner
        By:        Luis Viera (SEAL)
                      s/ Luis Viera
                     Authorized Signatory

LENDERS:

MIDCAP FINANCIAL SBIC, LP,
a Delaware limited partnership
By:        MIDCAP FINANCIAL SBICGP, LLC, a Delaware limited liability company
Its:        General Partner
        By:        s/ Luis Viera (SEAL)
                      s/ Luis Viera
                     Authorized Signatory